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                       SEWARD & KISSEL LLP
                     ONE BATTERY PARK PLAZA
                    NEW YORK, NEW YORK  10004

                   TELEPHONE:  (212)  574-1200
                   FACSIMILE:  (212)  480-8421

                             November 29, 2001

VIA FACSIMILE

Michael Carper, Esq.
Allied Riser Communications Corporation
1700 Pacific Avenue, Suite 400
Dallas, Texas  75201


Re: Allied Riser Communication Corporation (the "Company")

Dear Michael:

    I have received your letter of yesterday evening. You have known of the agreement in principle on the Note repurchase for many weeks. You have had our alternative offer for the Company's equity for nearly a month. There is no justification for any further delay.

    Unless we have an acceptable written response from you by the close of business tomorrow, the Note holders will deem the offers rejected and withdrawn, and pursue their claims against the Company and its directors personally.

                             Sincerely yours,


                             /s/ Gary J. Wolfe
                             ---------------------------
                             Gary J. Wolfe

cc: Mr. Gerald K. Dinsmore
    Mr. Don Lynch
    Mr. R. David Spreng
    Mr. Blair P. Whitaker
    (Via Overnight)

    Jones Day Reavis & Pogue
    Attn:  Kathleen McLaurin, Esq.






03872001.AA8